Exhibit 99.1
SYSCO REPORTS SECOND QUARTER DILUTED EPS OF $0.40
Reports second quarter operating income of $422 million
HOUSTON, February 2, 2009 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second quarter of fiscal 2009 ended December 27, 2008.
Second Quarter Fiscal 2009 Highlights
▪	Sales were $9.1 billion, a decrease of 1.0% from $9.2 billion in the second quarter of fiscal 2008.

▪	Operating income was $422 million, a decrease of 6.0% compared to $449 million in last year’s second quarter. The results include a $31.7 million loss in the cash surrender value of corporate-owned life insurance (COLI), or approximately $0.05 per share, compared to a $2.1 million loss in the same period last year.

▪	Diluted earnings per share (EPS) was $0.40, a decrease of 7.0% compared to $0.43 in last year’s second quarter.
First Half Fiscal 2009 Highlights
▪	Sales increased 2.0% to $19.0 billion from $18.6 billion in the first half of fiscal 2008.

▪	Operating income increased 2.5% to $927 million compared to $904 million in the first half of fiscal 2008. The results include a $54.6 million loss in the cash surrender value of COLI, compared to a $5.0 million gain in the same period last year.

▪	Diluted EPS remained flat at $0.86 compared to the prior fiscal year’s first six months.
     “The business environment remains difficult in the short term, as demonstrated by our decline in sales last quarter,” said Richard J. Schnieders, Sysco’s chairman and chief executive officer. “However, we remain focused on execution and operational excellence, which we believe will strengthen our position within the industry over the long term.”

Second Quarter Fiscal 2009 Summary
     Sales for the second quarter were $9.1 billion, a decrease of one percent compared to the same period last year. Food cost inflation, as estimated by the change in Sysco’s cost of goods, was seven percent for the quarter. Operating income for the second quarter was $422 million, a decrease of six percent over the same period last year. Diluted EPS decreased seven percent from the second quarter of fiscal 2008 to $0.40. Diluted EPS decreased by $0.05 due to the lower cash surrender value of COLI, compared to no change in the same period last year.
     Operating expenses increased $9.5 million for the second quarter of fiscal 2009 as compared to the prior year period. This increase was impacted by a net $41.7 million increase in certain expenses, as outlined in the table below. The additional expenses were primarily related to the combined impact of changes in the cash surrender value of corporate-owned life insurance (COLI), a charge for a withdrawal from one of the company’s multi-employer pension plans and increased company-sponsored pension expense. These items were partially offset by the impact of lower stock compensation expense, as detailed in the table below:

	Impact of certain expense items
			Operating Expense impact
(000’s)	2Q09	2Q08	Unfavorable / (Favorable)

Cash surrender value of COLI	$31,696	$2,070	$29,626
Multi-employer pension plans	9,585	0	9,585
Company-sponsored pensions	22,537	16,459	6,078
Stock compensation expense	24,296	27,925	(3,629)

Net impact to operating expenses	$88,114	$46,454	$41,660
     In addition, net earnings for the second quarter of fiscal 2009 were unfavorably impacted by a 40.4 percent tax rate for the quarter compared to 38.3 percent in the prior year’s second quarter. The primary contributor to this high tax rate was the $31.7 million COLI loss noted above, which is not deductible for tax purposes.
First Half Fiscal 2009 Summary
     Sales in the first half of fiscal 2009 were $19.0 billion, an increase of two percent over the same period last year. Food cost inflation, as estimated by the change in Sysco’s cost of goods, was 7.6 percent through the end of the second quarter. Operating income for the first half was $927 million, an increase of 2.5 percent compared to the same period last year. As a percentage of sales, operating income increased two basis points to 4.87 percent. The company continued to manage high food cost inflation well, as evidenced by gross profit dollars as a percentage of sales increasing three basis points compared to the first half last year. Diluted EPS of $0.86 remained flat compared to the same period last year. Diluted EPS was unfavorably impacted by $0.09 due to the lower cash surrender value of COLI, compared to a $0.01 gain in the same period last year.
     Operating expenses increased $55 million for the first half of fiscal 2009 as compared to the prior year period. This increase was impacted by a net $62.5 million increase in certain expenses, as outlined in the table below. The additional expenses were partially related to the combined impact of changes in the cash surrender value of COLI and increased company-sponsored pension expense. These items were partially offset by the impact of lower stock compensation expense, as detailed in the table below:

	Impact of certain expense items
	YTD	YTD	Operating Expense impact
(000’s)	FY 2009	FY 2008	Unfavorable / (Favorable)

Cash surrender value of COLI	$54,604	$(5,023)	$59,627
Company-sponsored pensions	43,639	32,918	10,721
Multi-employer pension plans	9,585	9,410	175
Stock compensation expense	35,129	43,118	(7,989)

Net impact to operating expenses	$142,957	$80,423	$62,534
     In addition, net earnings for the first half of fiscal 2009 were unfavorably impacted by a 41.5 percent tax rate for the first half of fiscal 2009 compared to 38.2 percent in the prior year’s first half. The primary contributor to this high tax rate was the $54.6 million COLI loss noted above, which is not deductible for tax purposes.
     “Though not in line with our historical performance, our results for the quarter were solid given the difficult economic conditions,” said Ken Spitler, Sysco’s president, chief operating officer and vice-chairman. “Our operating companies continue to execute well and I remain confident about our positioning for the long-term.”
Capital Spending
     Capital expenditures totaled $99 million and $180 million for the second quarter and first half of fiscal 2009, respectively. The primary areas for investments included facility replacements and expansions, construction of fold-out operations and additions to Sysco’s fleet. For full year fiscal 2009, the company projects that capital expenditures will be in the range of $575 million to $625 million.
Conference Call & Webcast
     Sysco’s second quarter 2009 earnings conference call will be held on Monday, February 2, 2009 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving more than 400,000 customers. For the fiscal year 2008 that ended June 28, 2008, the company generated more than $37 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding the company’s ability to strengthen its position within the industry over the long-term and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to Sysco’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and decreases in consumer spending; increased fuel costs; Sysco’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2008 as filed with the Securities and Exchange Commission.
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended		13-Week Period Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Sales	$19,027,232	$18,645,349	$9,149,803	$9,239,505
Cost of sales	15,390,563	15,086,427	7,399,690	7,471,725

Gross margin	3,636,669	3,558,922	1,750,113	1,767,780
Operating expenses	2,710,053	2,655,277	1,328,249	1,318,768

Operating income	926,616	903,645	421,864	449,012
Interest expense	54,810	55,286	28,400	28,915
Other income, net	(8,036)	(11,375)	(5,223)	(8,343)

Earnings before income taxes	879,842	859,734	398,687	428,440
Income taxes	365,374	328,597	161,033	164,292

Net earnings	$514,468	$531,137	$237,654	$264,148

Net earnings:
Basic earnings per share	$0.86	$0.87	$0.40	$0.43
Diluted earnings per share	0.86	0.86	0.40	0.43

Average shares outstanding	599,903,629	609,489,326	597,549,831	608,169,202
Diluted shares outstanding	601,100,591	615,893,115	598,233,384	614,620,234

Dividends declared per common share	$0.46	$0.41	$0.24	$0.22
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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share Data)

	Dec. 27, 2008	June 28, 2008	Dec. 29, 2007
	(unaudited)		(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$373,074	$551,552	$168,786
Accounts and notes receivable, less allowances of $67,400, $31,730 and $54,541	2,623,509	2,723,189	2,754,339
Inventories	1,862,187	1,836,478	1,896,557
Prepaid expenses and other current assets	60,938	63,814	64,798

Total current assets	4,919,708	5,175,033	4,884,480
Plant and equipment at cost, less depreciation	2,890,641	2,889,790	2,841,229
Other assets
Goodwill	1,384,790	1,413,224	1,408,061
Intangibles, less amortization	78,976	87,528	91,329
Restricted cash	93,541	92,587	95,511
Prepaid pension cost	249,840	215,159	403,064
Other assets	193,926	208,972	229,153

Total other assets	2,001,073	2,017,470	2,227,118

Total assets	$9,811,422	$10,082,293	$9,952,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$—	$4,500
Accounts payable	1,707,331	2,048,759	2,000,419
Accrued expenses	806,055	917,892	773,216
Income taxes	538,790	11,665	264,863
Deferred taxes	234,286	516,131	222,629
Current maturities of long-term debt	6,747	4,896	3,056

Total current liabilities	3,293,209	3,499,343	3,268,683
Other liabilities
Long-term debt	1,972,612	1,975,435	2,135,547
Deferred taxes	539,534	540,330	567,235
Other long-term liabilities	712,055	658,199	651,299

Total other liabilities	3,224,201	3,173,964	3,354,081
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share,	—	—	—
Authorized 1,500,000 shares, issued none Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	750,843	712,208	684,091
Retained earnings	6,281,575	6,041,429	5,731,024
Accumulated other comprehensive (loss) income	(197,287)	(68,768)	71,765
Treasury stock, 173,746,062, 163,942,358 and 160,126,587 shares	(4,306,294)	(4,041,058)	(3,921,992)

Total shareholders’ equity	3,294,012	3,408,986	3,330,063

Total liabilities and shareholders’ equity	$9,811,422	$10,082,293	$9,952,827

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Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	26-Week Period Ended
	Dec. 27, 2008	Dec. 29, 2007
Cash flows from operating activities:
Net earnings	$514,468	$531,137
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	35,129	43,118
Depreciation and amortization	190,609	180,640
Deferred tax provision	337,453	301,276
Provision for losses on receivables	30,652	16,087
(Gain) on sale of assets	(112)	(653)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
Decrease (increase) in receivables	26,769	(136,544)
(Increase) in inventories	(57,859)	(166,259)
Decrease in prepaid expenses and other current assets	2,144	58,939
(Decrease) increase in accounts payable	(301,018)	1,277
(Decrease) in accrued expenses	(149,811)	(165,581)
(Decrease) in accrued income taxes	(68,877)	(260,725)
Decrease (increase) in other assets	2,087	(8,019)
Increase in other long-term liabilities and prepaid pension cost, net	2,889	9,240
Excess tax benefits from share-based compensation arrangements	(2,774)	(3,029)

Net cash provided by operating activities	561,749	400,904

Cash flows from investing activities:
Additions to plant and equipment	(178,596)	(277,552)
Proceeds from sales of plant and equipment	2,077	4,711
Acquisition of businesses, net of cash acquired	(16,277)	(34,729)
(Increase) decrease in restricted cash	(954)	1,418

Net cash used for investing activities	(193,750)	(306,152)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	—	361,954
Other debt borrowings	9,316	3,340
Other debt repayments	(5,610)	(4,303)
Debt issuance costs	—	(7)
Common stock reissued from treasury	85,628	84,352
Treasury stock purchases	(358,751)	(352,832)
Dividends paid	(264,687)	(232,130)
Excess tax benefits from share-based compensation arrangements	2,774	3,029

Net cash used for financing activities	(531,330)	(136,597)

Effect of exchange rates on cash	(15,147)	2,759

Net decrease in cash and cash equivalents	(178,478)	(39,086)
Cash and cash equivalents at beginning of period	551,552	207,872

Cash and cash equivalents at end of period	$373,074	$168,786

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$55,577	$55,670
Income taxes	73,830	277,455
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Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	26-Week Period Ended		13-Week Period Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Sales:
Broadline	$15,077,939	$14,847,917	$7,205,372	$7,341,810
SYGMA	2,460,809	2,233,033	1,232,574	1,098,326
Other	1,726,797	1,799,940	831,057	921,086
Intersegment	(238,313)	(235,541)	(119,200)	(121,717)

Total	$19,027,232	$18,645,349	$9,149,803	$9,239,505

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	26-Week Period Ended		13-Week Period Ended
	Dec. 27, 2008	Dec. 29, 2007	Dec. 27, 2008	Dec. 29, 2007
Sysco Brand Sales as a % of MA-Served Sales	49.15%	51.43%	48.79%	51.45%
Sysco Brand Sales as a % of Total Broadline Sales	40.09%	42.39%	39.73%	42.31%
MA-Served Sales as a % of Total Broadline Sales	47.82%	48.55%	46.02%	47.01%
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